Exhibit 99.1

TEAM, INC. REPORTS 31% EARNINGS GROWTH FOR SECOND QUARTER

ALVIN, TX, January 6, 2009—Team, Inc., (NASDAQ: TISI) today reported a 31% increase in net income to $10.2 million ($0.51 per diluted share) for its second quarter ended November 30, 2008 compared to net income of $7.8 million ($0.40 per diluted share) for the corresponding prior year quarter. Revenues for the current quarter increased $26.4 million, or 22%, to $148.8 million. Net income for the six months ended November 30, 2008 was $15.2 million ($0.76 per diluted share), up $3.8 million or 34 % from the corresponding prior year period. Revenues for the same six month period were $272.1 million, up $46.3 million or 21 % from the prior year period.

“We continue to be pleased with our business performance throughout our service network” reported Phil Hawk, Chairman and CEO. “Despite the current economic headwinds and uncertainty, Team remains well positioned for continued growth in both the remainder of this year and beyond.”

Second Quarter Performance

As reported above, Team’s overall revenue during the quarter was $148.8 million, up $26.4 million or 22% from the corresponding prior year period. Team’s revenue growth for the quarter reflects both continued strong organic revenue growth as well as the impact of the LRS acquisition completed in January 2008. LRS contributed incremental revenues of $7.4 million in the current quarter. Organic growth from the remainder of Team’s service units was $19.0 million, up 16% from prior year second quarter results.

Operating profit in the second quarter ended November 30, 2008 was $18.4 million, up 26% from the same quarter last year. Operating profit margin as a percentage of revenue was 12% for the quarter, similar to the prior year period.

Team Affirms Full Year Guidance

Team is also affirming its current full fiscal year earnings guidance of $1.45 to $1.60 per fully diluted share for the year ending May 31, 2009. “While we are concerned about the impact the extraordinary current market and credit pressures will have on the economic health of our customers and the overall demand for our services, our current outlook for the remainder of the year continues to reflect growth for our business,” said Phil Hawk. Team estimates that maintenance services (as opposed to new project construction) represent approximately 85% of its total revenues. The company expects that demand for its maintenance services will remain fairly stable despite the lower profit margins being reported in several customer market segments.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, January 7, 2009 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use conference code 23415037.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Listed as #3 on the Forbes Magazine list of 200 best small companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$148,752	$122,310	$272,090	$225,798
Operating expenses	98,667	80,456	182,896	151,637

Gross margin	50,085	41,854	89,194	74,161

Selling, general and administrative expenses	32,132	27,301	61,790	51,840
Earnings from unconsolidated affiliates	411	—	675	—

Operating income	18,364	14,553	28,079	22,321

Interest expense, net	1,378	1,713	2,825	3,464

Earnings before income taxes	16,986	12,840	25,254	18,857

Provision for income taxes	6,769	5,024	10,080	7,529

Net income	$10,217	$7,816	$15,174	$11,328

Earnings per common share:
Basic	$0.54	$0.43	$0.81	$0.63

Diluted	$0.51	$0.40	$0.76	$0.58

Weighted average number of shares outstanding:
Basic	18,823	18,164	18,752	18,044

Diluted	19,853	19,685	19,881	19,550

Continuing operations data:

Revenues comprised of:

TCM Division	$76,126	$73,396	$141,381	$133,195
TMS Division	72,626	48,914	130,709	92,603

	$148,752	$122,310	$272,090	$225,798

Gross margin comprised of:

TCM Division	$23,465	$23,369	$43,534	$40,295
TMS Division	26,620	18,485	45,660	33,866

	$50,085	$41,854	$89,194	$74,161

Operating income comprised of:
Industrial services	$23,003	$18,600	$37,568	$30,062
Earnings from unconsolidated affiliates	411	—	675	—
Corporate	(5,050)	(4,047)	(10,164)	(7,741)

	$18,364	$14,553	$28,079	$22,321

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

NOVEMBER 30, 2008 AND MAY 31, 2008

(in thousands)

	November 30,	May 31,
	2008	2008
	(unaudited)
Current assets	$169,458	$158,214

Property, plant and equipment, net	57,386	56,138

Other non-current assets	57,662	66,109

Total assets	$284,506	$280,461

Current liabilities	$52,077	$56,744

Long term debt net of current maturities	98,459	96,818

Other non-current liabilities	2,940	6,137

Stockholders’ equity	131,030	120,762

Total liabilities and stockholders’ equity	$284,506	$280,461